Exhibit 99.1

JUDY C. BOZEMAN JOINS BOARD OF DIRECTORS
OF HCC INSURANCE HOLDINGS, INC.
HOUSTON (December 7, 2009) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that Judy C. Bozeman, 67, has been elected as an independent member of the Company’s Board of Directors and will serve on the Compensation Committee and the Investment and Finance Committee.
“We are very pleased to have Judy join the HCC Board with her skill set and experience,” HCC President and Chief Executive Officer John N. Molbeck, Jr. said.
Since 1982, Ms. Bozeman has served as Chairman of the Board of Woodway Financial Advisors, A Trust Company, which provides wealth management, estate and trust administration and financial planning, and which currently has trust and investment assets under management in excess of $1.1 billion. As the firm’s founder, she also served as President and Chief Executive Officer from 1982 through 2006. Her business experience spans more than 30 years in banking, trust management and financial analysis.
Ms. Bozeman holds a business degree in Finance and Economics from the University of Houston where she graduated Magna Cum Laude. She was awarded the “National Observer Award” by Dow Jones & Company upon the recommendation of Economics Faculty and is a member of business, economic and interdisciplinary honor studies, including Beta Gamma Sigma, Omicron Delta Epsilon and Phi Kappa Phi.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of September 30, 2009, HCC had assets of $9.0 billion and shareholders’ equity of $3.0 billion. HCC is rated AA (Very Strong) by Standard & Poor’s and AA (Very Strong) by Fitch Ratings. In addition, HCC’s major domestic insurance companies are rated A+ (Superior) by A.M. Best Company.
For more information about HCC, please visit http://www.hcc.com.

Contact:	Jen Browne, Investor Relations Coordinator HCC Insurance Holdings, Inc. Telephone: (713) 996-1144
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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